Exhibit (a)(11) - Press Release issued by Thomson on July 12, 2000.


The Thomson Corporation                                     [LOGO]
Toronto Dominion Bank Tower, Suite 2706
PO Box 24, Toronto-Dominion Centre
Toronto, Ontario M5K 1A1
Tel (416) 360-8700   Fax (416) 360-8812
www.thomson.com


News Release


Investor Contact:                       Media Contact:
----------------                        -------------
John Kechejian                          Janey Loyd
Vice President, Investor Relations      Vice President, Corporate Communications
(203) 969-8700                          (203) 969-8700
john.kechejian@thomson.com              janey.loyd@thomson.com



For Immediate Release
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                         THE THOMSON CORPORATION EXTENDS
                  ITS EQUITY AND DEBT TENDER OFFERS FOR PRIMARK

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         TORONTO, ONTARIO, July 12, 2000 - The Thomson Corporation (TSE: TOC)
announced today that Marquee Acquisition Corporation ("Marquee"), a wholly owned subsidiary of Thomson, is extending its offer to acquire all outstanding shares of common stock of Primark Corporation until Friday, August 4, 2000 at 12:00 midnight Eastern Daylight Time (EDT). The offer to acquire the common stock of Primark was previously scheduled to expire at 12:00 midnight EDT on Wednesday, July 12, 2000.

         In addition, Thomson announced that Marquee is extending its offer to acquire all of the outstanding Primark 9 1/4% Senior Subordinated Notes due 2008 (the "Notes") until Monday, August 7, 2000 at 12:00 midnight EDT. The offer to acquire the Notes was previously scheduled to expire at 5:00 p.m. EDT on Thursday, July 20, 2000.

         Thomson and Primark previously announced that they had each received requests for additional information and documentary material from the Antitrust Division of the Department of Justice (DOJ) following the DOJ's routine review of the proposed acquisition of Primark by Thomson. The waiting period under the Hart-Scott-Rodino Act will expire ten days after Thomson substantially complies with the DOJ's request.

         Based on the latest count of tendered shares and Notes, as of 5:00 p.m. EDT on July 11, 2000, 8,445,103 shares of Primark common stock (constituting 41.6% of the outstanding common stock) had been tendered and not withdrawn, and US$149.9 million in the aggregate principal amount of the Notes (constituting 99.9% of the outstanding Notes) had been tendered and not withdrawn.

         After the receipt by Marquee of the requisite consents pursuant to its Offer to Purchase the Notes and related Consent Solicitation, Primark and State Street Bank and Trust Company, as trustee, have executed a supplemental indenture today amending the indenture dated December 21, 1998 governing the Notes. The provisions of the supplemental indenture will not become operative unless and until Marquee accepts for payment the Notes that have been validly tendered and not withdrawn prior to August 7, 2000.

         The tender offer for the Primark common stock is being made through, and the foregoing announcement is qualified in its entirety by reference to, Marquee's Offer to Purchase dated June 14, 2000, and the related letter of transmittal. The tender offer for the Notes is being made through, and the foregoing announcement is qualified in its entirety by reference to, Marquee's Offer to Purchase and Consent Solicitation Statement dated June 22, 2000, and the related letter of transmittal. Primark stockholders and noteholders should read the applicable Offer to Purchase and related letter of transmittal in their entirety prior to making any decision as to the respective tender offers.

         The Thomson Corporation (www.thomson.com), with 1999 revenues of US$5.8 billion, is a leading, global e-information and solutions company in the business and professional marketplace. Thomson's common shares are listed on the Toronto and London Stock Exchanges.

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